Exhibit 10.10
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June 4, 2026, is by and between Forbright, Inc. (f/k/a Congressional Bancshares, Inc., the “Employer”) and John K. Delaney (the “Executive”). The Employer and the Executive may be referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Employer and the Executive are Parties to an Amended and Restated Employment Agreement effective as of February 12, 2021 and amended through June 27, 2024 (the “Original Employment Agreement”) and they wish to amend and restate the Original Employment Agreement, effective as of the Effective Date (as defined below).
NOW THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, the receipt and adequacy of which are acknowledged, the Parties agree to the following:
1. Employment. Upon the terms and subject to the conditions of this Agreement, the Employer employs the Executive, and the Executive accepts employment. This Agreement shall be effective as of the date when the registration statement on Form S-1 that is filed by the Employer with respect to its initial public offering covering the offer and sale by the Employer of its common stock (the “Initial Public Offering”) is declared effective by the U.S. Securities and Exchange Commission (the “Effective Date”).
2. Term; Dates. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date, unless earlier terminated in accordance with this Agreement, provided that the term will automatically renew for successive one (1) year periods unless one Party gives the other Party written notice of its intent not to renew at least sixty (60) days prior to any then-existing expiration date (the “Term”). The termination of the Executive’s employment at the conclusion of the Term due to the Employer’s non-renewal shall be treated as a termination without Cause for purposes of this Agreement; the termination of the Executive’s employment at the conclusion of the Term due to the Executive’s non-renewal shall be treated as a resignation without Good Reason for purposes of this Agreement.
3. The Executive’s Position, Duties, and Authority. The Executive will continue to serve as the Chairman of the Board and Chief Executive Officer of the Employer and the Executive Chairman of the Board of Directors of Forbright Bank (the “Bank”).  The Bank is a wholly owned subsidiary of, and the principal operating business of, the Employer.  The Chief Executive Officer of the Bank will report to the Executive. Except as provided below, all terms of this Agreement apply equally to the Employer and the Executive if the Executive is serving as Executive Chairman or Chief Executive Officer.
3.1 As Chairman of the Board, the Executive shall be a member of and will report to the Board of Directors of the Employer (the “Board”) and work with the Employer’s senior management team in setting strategy and providing advice on certain day-to-day operational matters.

3.2 As Chief Executive Officer, the Executive will report to the Board and shall have the executive duties, functions, authority, and responsibilities to the Employer as are customarily rendered by the Chief Executive Officer of a bank holding company of the size of the Employer. All other senior executives of the Employer shall, during the Term and unless the Executive otherwise directs, report directly to the Executive.
3.3 During the Term, while the Executive serves as Executive Chairman of the Bank, the Executive may receive some or all of his Base Salary set forth in Section 4, his Bonus set forth in Section 5, and his benefits set forth in Section 7, all set forth below, from the Bank instead of the Employer.
3.4 During the Term, the Employer shall have the Executive nominated to serve as Chairman of the Board and as Executive Chairman of the Bank.
3.5  The Executive may (i) continue to engage in any outside business activities previously disclosed to the Board as of the date of this Agreement (the “Current Activities”), (ii) subject to prior approval of the Board (which shall not be unreasonably withheld), serve as a director or advisor of for-profit organizations that are not competitive with the Employer, (iii) serve as a director or advisor of non-profit organizations that are not competitive with the Employer, (iv) perform and participate in charitable civic, educational, professional, community, industry affairs and other related activities and (v) manage his personal and family investments; and, in each case, devote time to such activities provided they do not result in a conflict of interest with the Employer and do not unreasonably interfere, individually or in the aggregate, in any material respect with the performance of the Executive’s duties hereunder (collectively the “Permitted Activities”) (it being understood that the Board has determined that the Current Activities do not result in a conflict of interest with the Employer). Without limiting the foregoing, the Executive will disclose the Permitted Activities to the extent they are material in nature at an executive session of the Board on at least an annual basis.
4. Base Salary. During the Term, the Employer shall pay or cause to be paid to the Executive an annualized base salary rate of $700,000 (the “Base Salary”), as amended from time to time. The Board may increase, but not decrease, the Base Salary.
4.1 The Employer shall provide the Executive with a full-time Executive Assistant in addition to the Base Salary.
4.2 The Executive authorizes the Employer to deduct from the Base Salary and any other consideration payable in cash to the Executive pursuant to this Agreement all tax withholdings, tax related deductions, or other governmentally imposed charges against income as may be required by law.
4.3 The Executive shall be eligible to accrue the equivalent of six (6) weeks’ vacation during each full year of the Term. The Executive may observe any legal holidays, other holidays recognized by the Employer, and religious holidays that the Executive deems appropriate, in the sound exercise of his business judgment.
5. Bonus and Equity Awards.
5.1 During the Term, the Executive shall be eligible to participate in the Executive Incentive Compensation Plan or other annual bonus plan of the Employer, as in effect from time to time, and receive a target annual bonus of at least 150% of his Base Salary per annum under such bonus plan, as approved by the Board or the appropriate Board committee (the “Bonus”). The Executive’s eligibility to receive any Bonus is subject to (i) the achievement of individual and company performance criteria established by the Board or the appropriate Board committee, and (ii) the Executive’s continued employment through the payment date except as otherwise provided hereunder.
5.2 During the Term, the Executive will be eligible to receive an annual long-term incentive award with a target grant date fair value of at least $2,000,000 per annum under the Forbright, Inc. 2026 Omnibus Incentive Plan, as amended and restated from time to time, or any successor plan then in effect (the “Omnibus Incentive Plan”), with terms and conditions as reasonably determined by the Board or the appropriate Board committee (each, an “Annual Equity Award”). Any grant of equity awards will be evidenced by an award agreement entered into by and between the Employer and the Executive, and the equity awards shall be subject to the terms and conditions of the Omnibus Incentive Plan, the applicable award agreements and this Agreement.
6. Expenses. The Employer shall reimburse the Executive for all reasonable and necessary business-related expenses actually incurred or paid by the Executive during the Term in the performance of the Executive’s services, in accordance with the Employer’s policies or policies developed specifically for the Executive.  Such properly submitted reimbursements will be paid no later than the end of the following quarter in which they were incurred.  Such reimbursable expenses shall include but are not limited to the Executive’s personal costs for legal review and advice associated with this Agreement and related employment documents.
7. Benefits.
7.1 During the Term, the Executive shall be eligible to participate in any group life insurance, hospitalization, medical, health and accident, dental, disability, or similar plan or program made available by the Employer to its similarly situated employees.
7.2 The Employer agrees that in the event of the Executive’s death during the Term, the Employer will pay to the Executive’s estate (i) the Accrued Benefits (as defined below), and (ii) the full costs relating to the continuation of any group health, dental, and life insurance program or plan provided through the Employer in which the Executive participated at the time of his death, and through which coverage was provided to any dependent(s) of the Executive at the time of the Executive’s death, for a period of eighteen (18) months following his death (except to the extent such program or plan has been changed for all similarly situated employees, in which case such changed programs or plans would be followed). Any Employer stock options, restricted stock or other equity-based instruments that were issued to the Executive prior to the Effective Date (collectively, the “Existing Equity Awards”), to the extent outstanding, will vest fully at the time of the Executive’s death and the Employer shall take all action necessary to cause the assignment or transfer of such options, securities or other instruments as directed by the Executive’s will or testamentary plan, or as directed by any duly appointed administrator or executor of the Executive’s estate.
8. Indemnification. The Employer shall indemnify and advance all expenses, costs, and liabilities of the Executive to the fullest extent permitted under law and provide coverage under the Employer’s director’s and officer’s insurance in accordance with and to the fullest extent required by the Employer’s Bylaws, as they may be amended and restated from time to time.
9. Confidential Information and Employer Property.
9.1 The Executive acknowledges that by virtue of the Executive’s employment and/or continued employment, the Executive has developed, accessed and become fully familiarized with, and will develop, access, and become fully familiarized with, the trade secrets and confidential and proprietary information of the Employer and/or its subsidiaries or affiliates (the “Confidential Information”). The Executive agrees to keep secret all Confidential Information, and will not at any time directly or indirectly use, publish, or disclose Confidential Information to anyone outside of the Employer and its subsidiaries and affiliates and their respective advisors, directors, officers, employees, agents, consultants, financing sources and other representatives, other than in connection with the Executive’s proper performance of his duties under this Agreement except with the Employer’s consent, provided that: (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known, other than as a result of the Executive’s breach of his obligations hereunder; and (ii) the Executive may make such lawful disclosures as described in Section 9.2 below. The Executive hereby recognizes the Employer’s proprietary rights in the tangible and intangible property of the Employer and acknowledges that notwithstanding the relationship of employment, the Executive will not obtain or acquire, and has not obtained or acquired, through such employment any personal property rights in any of the property of the Employer or any of its subsidiaries or affiliates, including, without limitation, any writing, communications, manuals, documents, instruments, contracts, agreements, files, literature, data, technical information, secrets, formulas, products, methods, mailing lists, business models, business plans, procedures, processes, devices, apparatuses, trademarks, trade names, trade styles, service marks, logos, copyrights, patents, or other matters which are the property of any of the Employer. Upon the termination of this Agreement under any circumstance or upon the earlier request by the Employer, the Executive will promptly return all property of the Employer, and all copies, excerpts or summaries of such property, in the Executive’s possession, custody or control.
9.2 The Executive understands that, notwithstanding anything to the contrary herein, pursuant to 18 U.S.C. § 1833(b), (A) the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding, and (B) if the Executive files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. In addition, nothing in this Agreement limits the Executive’s right to: (1) voluntarily communicate with a retained attorney; (2) voluntarily communicate or file a charge with any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, Maryland Commission on Civil Rights, or any other state or local commission on human rights, or initiate, participate, provide information or testimony in any investigation or proceeding conducted by any such law enforcement or government agency, in each case, regarding possible violations of law and without advance notice to or authorization from the Employer; (3) recover a whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar local equivalent, to the extent such right cannot by law be waived; (4) disclose any information (including, without limitation, Confidential Information) to a court or government or administrative agency in response to any subpoena, court order or written request, provided that (to the extent permitted by law) the Executive first promptly notifies the Employer and cooperates with the Employer to challenge the subpoena, court order or written request or obtain a protective order limiting its disclosure or other appropriate remedy; (5) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which the Executive is entitled; or (6) discuss the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Employer.
10.  Agreement Not to Compete. The Executive agrees that during the Term and for eighteen (18) months thereafter (and provided the Employer is not in default or breach of this Agreement), other than on behalf of the Employer, the Executive will not, either directly or indirectly, on the Executive’s own behalf, or in the service of or on behalf of others, anywhere in the United States, engage in the business of banking that includes as a principal business activity the business of healthcare, rediscount or leverage lending to middle market businesses on a nation-wide basis, or any other substantially similar principal business activity (provided, that deposit gathering or asset management, in and of itself, shall not constitute a substantially similar principal business activity) in which the Employer is actively and significantly engaged, in a manner or capacity that competes with the business of the Employer (a “Competitive Business”). For purposes of this Agreement, the term “engage in” (or variations thereof) means to (x) control, manage, or participate as a director, officer, executive, or employee in a supervisory, management or executive-level role, of or for; or (y) provide or perform consulting, advisory, business, investment, strategic, sales, financial, or operational work, advice or services that are the same or similar to the work, advice, or services provided or performed on behalf of the

Employer at any time within the then-immediately preceding twenty-four month period ending no later than the last day of the Executive’s employment, to, for, or in. Nothing in this Section 10 shall, however, prohibit the Executive from owning five percent (5%) or less of the outstanding securities of a business which securities are listed for trading on a national securities exchange or on NASDAQ or from engaging in any Permitted Activities.
11.   Agreement Not to Solicit. With the exception of the Executive’s personal executive assistant, and any other employees approved in writing in advance by the Employer, the Executive agrees that during the Term and for eighteen (18) months thereafter (and provided the Employer is not in default or breach of this Agreement) he will not, either directly or indirectly, on the Executive’s own behalf or in the service of or on behalf of others, solicit, divert or hire, or attempt to solicit, divert or hire, any person who then is or who was at any time in the preceding six (6) month period an employee, consultant, or independent contractor or client of the Employer, to cease, curtail or refrain from entering into a relationship with the Employer or the Bank or to enter into such a relationship with any other person or entity. The Executive agrees and acknowledges that the restrictions contained in Sections 9, 10 and 11 are fair and reasonable in terms of time period, subject matter and geographic territory and are no greater than necessary to protect the confidential information, customer and client relationships, goodwill, and other legitimate business interests of the Employer. The Executive further agrees that in the event of any breach or threatened breach by the Executive of any provision of Sections 9, 10 or 11, the Employer will suffer irreparable injury that could not be adequately remedied by money damages and therefore the Employer will be able to seek any appropriate form of injunctive relief in any court of competent jurisdiction or in aid of arbitration to enforce said provision and/or seek relief from any breach or threatened breach thereof, in addition to all other relief that a court may deem proper, without the need to post a bond or other security and without having to prove actual damages. The Parties agree that upon any breach of any provision in Section 10 or 11, the duration of such provision will be extended for a period of time equal to the duration of such breach, and if the Employer seeks injunctive relief or to otherwise enforce any provision in Section 10 or 11 before any court of competent jurisdiction or arbitral tribunal, then the duration shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.
12. Termination. The following definitions shall apply to the use of such terms in this Agreement:
12.1 “Cause” means:
(a)the Executive is convicted of, or enters a no contest plea to (i) a felony involving moral turpitude, or (ii) a misdemeanor involving moral turpitude which would render the Executive unable to perform his duties set forth in this Agreement;
(b)the Executive engages in conduct that constitutes gross negligence or willful misconduct in carrying out his duties under this Agreement, resulting in economic harm to the Employer;

(c)the Executive’s failure or refusal to perform his duties under this Agreement in a commercially reasonable manner (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) after (i) written notice to the Executive from the Board, with reasonable specification of the matter(s) giving rise to the notice, including notice of the Employer’s intent to terminate the Executive’s employment due to the matter(s) described in such notice, and further stating the Board’s reasoned conclusion that it is impossible for the Executive to cure the matter(s) giving rise to the notice within thirty (30) days from the notice; (ii) the opportunity for the Executive to respond in writing to the written notice, with the assistance of any counsel deemed appropriate by the Executive (but at the Executive’s expense) not sooner than ten (10) regular business days after delivery of the written notice; (iii) the opportunity for the Executive to be heard and to orally present his position during a confidential meeting of the entire Board within ten (10) business days after the Executive’s delivery to the Employer of the Executive’s written response to the written notice; and (iv) a vote of not less than 66 2/3% of all members of the Board (not including the Executive), finding that the matter(s) specified in the written notice constitute Cause for purposes of this Agreement;
(d)material breach of the Executive’s fiduciary duty during the Term;
(e)a regulatory body with jurisdiction over the Employer recommends that the Employer remove the Executive as an officer of the Employer or the Bank;
(f)any finding by the Securities and Exchange Commission pertaining to the Executive which, in the opinion of independent counsel selected by the Employer, could reasonably be expected to impair or impede the Employer’s ability to maintain itself as a publicly traded company following the Initial Public Offering; or
(g)following written notice from the Board to the Executive of a breach which is not cured by the Executive within ten (10) days of such notice, the material breach by the Executive of Section 10 of this Agreement, provided that if such breach occurs after the termination of his employment, the Executive’s termination will be considered to be a termination for Cause as of the termination date.
For purposes of this Section 12.1, no act, or failure to act, by the Executive shall be “willful” unless committed without a reasonable belief that the act or omission was in the best interest of the Employer.
12.2 A “Change in Control” means an event set forth in any one of the following paragraphs shall have occurred:
(a)any “Person” (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act), is or becomes the “Beneficial Owner” (or any variant thereof, which shall have the meaning as such term is defined and used in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Employer representing more than 50% of the combined voting power of the Employer’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (c) below;
(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Employer) whose appointment or election by the Board or nomination for election by the Employer’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(c)there is consummated a merger or consolidation of the Employer or any direct or indirect subsidiary with any other corporation or other entity, other than (I) a merger or consolidation (A) which results in the voting securities of the Employer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any subsidiary, at least 50% of the combined voting power of the securities of the Employer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Employer, the entity surviving such merger or consolidation or, if the Employer or the entity surviving such merger or consolidation is then a subsidiary, the ultimate parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Employer (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Employer (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Employer or its affiliates) representing more than 50% of the combined voting power of the Employer’s then outstanding securities; or
(d)the stockholders of the Employer approve a plan of complete liquidation or dissolution of the Employer or there is consummated an agreement for the sale or disposition by the Employer of all or substantially all of the Employer’s assets, other than (A) a sale or disposition by the Employer of all or substantially all of the Employer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Employer following the completion of such transaction in substantially the same proportions as their ownership of the Employer immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Employer’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, for any payment that constitutes deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Agreement with respect to such payment only if a “change in control event” of the Employer shall also be deemed to have occurred under Section 409A of the Code.
12.3 “Resignation for Good Reason” means the termination of the Executive’s employment at his initiative within sixty (60) days after, without the Executive’s prior written consent, one or more of the following events (each of which is referred to as “Good Reason”) that is not cured by the Employer (if curable) within thirty (30) days after written notice thereof from the Executive to the Employer delivered within sixty (60) days after the condition allegedly constituting the Good Reason arises:
(a)the Employer’s material breach of any term of this Agreement;
(b)the failure to elect the Executive to or maintain Executive in the positions described in Section 3;
(c)any material diminution or adverse change in the duties, authority, responsibilities, or positions of the Executive;
(d)any attempt to remove the Executive from any executive management position in a manner contrary to this Agreement or the Employer’s then effective certificate of incorporation or Bylaws;
(e)the assignment to the Executive of duties or responsibilities which are materially inconsistent or different from those customarily performed by a person holding the executive management positions to be held by the Executive pursuant to Section 3;
(f)the relocation of the Executive’s principal office to a location that increases the Executive’s one-way commute by more than twenty-five (25) miles; or
(g)the failure of the Employer to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets or business of the Employer after a merger, consolidation, sale, or similar transaction.
12.4 Termination by the Employer for Cause; Resignation by Executive without Good Reason; Notice of Voluntary Termination. If the Employer terminates the Executive’s employment for Cause, or the Executive resigns from his employment other than (x) for Good Reason or (y) due to the Executive’s Disability or death, the Executive shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any earned but unpaid Base Salary; (ii) reimbursement for any expense properly incurred prior to the date of termination and reported by the Executive in accordance with Section 6 hereof, payable on the Employer’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iii) vested employee benefits, if any, to which the Executive may be entitled under the Employer’s employee benefit plans described in Section 7.1 as of the date of termination, payable as provided in such employee benefit plans (collectively, the “Accrued Benefits”). In the event the Employer terminates the Executive’s employment for Cause or the Executive resigns from his employment other than (x) for Good Reason or (y) due to the Executive’s Disability or death, the Executive shall have no further obligation or liability to the Employer in connection with his performance of this Agreement (except the continuing obligations specified in Sections 9, 10 and 11), and the Executive will forfeit all of his unvested options, but he will retain any options that are vested as of the date of termination, which must be exercised within the time period required by the applicable award agreement and at the Executive’s request may be exercised on a net exercise cashless basis. In the event of the termination of the Executive’s employment at the conclusion of the Term due to the Executive’s non-renewal, or earlier by the Executive on his own initiative other than: (a) a termination due to death or Disability; or (b) a Resignation for Good Reason, the Executive agrees to provide at least sixty (60) days’ prior written notice of voluntary termination to the Employer.
12.5 Termination without Cause or Resignation for Good Reason outside of the Change in Control Period. In the event the Executive’s employment is terminated without Cause (including by the Employer’s non-renewal of the Term), and such termination without Cause is other than due to the Executive’s Disability (which is addressed separately in Section 13) or death (which is addressed separately in Section 7.2), or in the event there is a Resignation for Good Reason, in each case, outside of the Change in Control Period (as defined below), then (i) the Executive shall receive the Accrued Benefits and (ii) subject to Section 12.8, the Executive shall be entitled to receive the following:
(a)a cash payment in an aggregate amount equal to one and a half (1.5) times the sum of (i) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a resignation for Good Reason, the Base Salary in effect immediately prior to such a reduction), and (ii) the average cash bonus paid per year during the two years prior to the year in which the termination occurs (provided that, with respect to calendar years 2025 and 2026 only, any stock bonus paid to the Executive in such years shall be included in such calculation, to the extent applicable), payable (x) in equal installments during the eighteen (18)-month period immediately following the date of termination in accordance with the Employer’s regular payroll practices as in effect from time to time, or (y) in the sole discretion of the Employer and solely to the extent permitted by Section 409A of the Code, in a lump sum on or as soon as practicable following, the date when the separation agreement entered into in accordance with Section 12.8 becomes effective and irrevocable;
(b)an annual cash bonus equal to the Executive’s target annual bonus for the year in which the termination occurs, payable on or as soon as practicable following, the date when the separation agreement entered into in accordance with Section 12.8 becomes effective and irrevocable;
(c)if the Executive elects continuation of group health, dental and vision insurance pursuant to the federal COBRA law, the Employer will pay the COBRA premiums (for Executive or family coverage, as applicable) for eighteen (18) months or until the Executive becomes eligible for other coverage, whichever is sooner; provided that, if the Employer determines that such payments would cause adverse tax consequences to the Employer or the Executive or otherwise not be permitted under the group health, dental and vision plans or under law, the Employer may instead provide the Executive with monthly cash payments during such eighteen (18)-month period in an amount equal to the amount of the Employer’s monthly contributions referenced above. The Executive will promptly notify the Employer if and when he becomes eligible for such other coverage; and
(d)any Existing Equity Awards and Annual Equity Awards granted under this Agreement will be treated in accordance with Section 12.9.
12.6 Termination without Cause or Resignation for Good Reason Following a Change in Control. In the event that the Executive’s employment is terminated without Cause (other than due to the Executive’s Disability or death), or there is a Resignation for Good Reason, in each case, within twenty-four (24) months following the consummation of the Change in Control (the “Change in Control Period”), then (i) the Executive shall receive the Accrued Benefits and (ii) subject to Sections 12.7 and 12.8, the Executive shall be entitled to receive:
(a)a lump sum cash payment in an aggregate amount equal to two (2) times the sum of (i) the Base Salary in effect on the date of termination (or in the event a Base Salary reduction is the basis for a resignation for Good Reason, the Base Salary in effect immediately prior to such a reduction), and (ii) the Executive’s target annual bonus, payable on the first payroll date of the Employer that is at least five (5) business days following the date when the separation agreement entered into in accordance with Section 12.8 becomes effective and irrevocable (the “Change in Control Severance Payment Date”);
(b)a lump sum cash payment equal to the Executive’s target annual bonus for the year in which the termination occurs, payable on the Change in Control Severance Payment Date;
(c)if the Executive elects continuation of group health, dental and vision insurance pursuant to the federal COBRA law, the Employer will pay the COBRA premiums

(for Executive or family coverage, as applicable) for eighteen (18) months or until the Executive becomes eligible for other coverage, whichever is sooner; provided that, if the Employer determines that such payments would cause adverse tax consequences to the Employer or the Executive or otherwise not be permitted under the group health, dental and vision plans or under law, the Employer may instead provide the Executive with monthly cash payments during such eighteen (18)-month period in an amount equal to the amount of the Employer’s monthly contributions referenced above. The Executive will promptly notify the Employer if and when he becomes eligible for such other coverage; and
(d)any Existing Equity Awards and Annual Equity Awards granted under this Agreement will be treated in accordance with Section 12.9.
12.7 Payment Following a Change in Control. In the event that any payment or benefit made or provided to the Executive under this Agreement and under all other plans and programs of the Employer (such payments and benefits in the aggregate, the “Aggregate Payment”) would be subject, in whole or in part, to the excise tax imposed under Section 280G or Section 4999 of the Code (the “Excise Tax”), then the Aggregate Payment shall be reduced (in a manner complying with Section 409A of the Code), to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Aggregate Payment that would result in no portion of the Aggregate Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total without any reduction, of the Aggregate Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Aggregate Payment notwithstanding that all or some portion of the Aggregate Payment may be subject to the Excise Tax. All determinations under this Section 12.7 will be made by a nationally recognized or specialty accountant firm selected by the Employer at Employer’s cost, and the Employer agrees to use its reasonable best efforts to take customary mitigation measures, including but not limited to valuing the Executive’s non-competition and other restrictive covenants.
12.8 Release Requirement.  In order to receive any benefits under Section 12.5, Section 12.6, Section 12.9 or Section 13.2, the Executive (or his power of attorney, as applicable) must sign a separation agreement containing a general release of all claims against the Employer and all affiliated parties and persons in a form that is the same or substantially similar to the Release and Waiver of Claims attached hereto as Exhibit A. The Executive must sign the separation agreement within forty-five (45) days1 of receipt and not revoke it during a seven (7) day revocation period after his signature. To the extent that the Executive’s termination of employment with the Employer occurs on or after November 10 of any calendar year, no amounts shall be paid pursuant to Section
1 Note to Draft: Please note that, for an individual employee separation, an employee age 40 and older need only be given 21 days to review the agreement under the ADEA; separated employees age 40 and older must receive 45 days for a “group termination” of 2 or more employees.

12.5, Section 12.6, Section 12.9 or Section 13.2 of this Agreement until the calendar year following the year in which the employment termination date occurs. To the extent that any payments are delayed pursuant to this Section, such delayed amounts shall be paid in a lump-sum together with the first installment payment made following the date that the release can no longer be revoked or such later time as when payments are permitted to be made pursuant to this Section.
12.9 Equity Awards. Upon termination of the Executive’s employment with the Employer without Cause (or due to the Executive’s Disability or death) or as a result of a Resignation for Good Reason, subject to Section 12.8, transferability, vesting and exercisability restrictions shall immediately lapse (to the extent not in violation of applicable law, applicable lock-up agreement and the Employer’s organizational documents and trading policies that the Employer and the Executive in good faith are unable to remove) (i) in full, with respect to each Existing Equity Award and each Annual Equity Award granted pursuant to this Agreement more than one year prior to the termination date; and (ii) pro-rata, with respect to any Annual Equity Award granted pursuant to this Agreement within the one year period prior to the termination date, determined by dividing the number of days during the applicable vesting period in which the Executive was employed by the Employer, by the total number of days in the applicable vesting period. For any Annual Equity Award that is subject to performance-based vesting conditions, the number of shares earned under such Annual Equity Award shall be determined in accordance with the applicable award agreement. Any portion of any Annual Equity Award that does not vest pursuant to this provision or is not earned pursuant to the applicable award agreement will be forfeited without consideration.
At the Executive’s request, any stock options that may be exercised pursuant to this section may be exercised on a net exercise cashless basis, whether or not any such option is fully exercisable on the date of termination, for the remainder of the original full maximum term of each such stock option, not to exceed ten (10) years from the original date of the grant of the option.
12.10 No Mitigation or Offset. At any termination of the Executive’s employment, the Executive shall have no obligation to seek other employment. There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any later employment, consultancy, partnership, or other remunerative activity connected with the Executive. However, the Employer may offset any undisputed amounts owed by the Executive to the Employer or any of its subsidiaries or affiliates against amounts due to the Executive under this Agreement (in a manner complying with Section 409A of the Code).
13. Disability.
13.1 If during the Executive’s active employment, the Executive becomes physically or mentally disabled, whether totally or partially, so that he is prevented from performing his duties for a period of six consecutive months or 180 days during a calendar year (“Disability”), the Employer shall pay to the Executive his full Base Salary and Bonus in respect of the period ending on the last day of such sixth consecutive month or 180th calendar day (the “Disability Date”), and the additional provisions set forth below shall apply:
13.2 If the Executive has not resumed his usual duties on or prior to the Disability Date, the end date of the Term of this Agreement automatically shall accelerate to the Disability Date, and subject to Section 12.8, the Employer shall pay to the Executive, or as directed by any properly appointed guardian of the Executive, twenty-five percent (25%) of his Base Salary from the Disability Date through the end of the Term (without giving effect to any early termination provisions contained in this Agreement or any subsequent automatic renewals) and, the Employer shall have no obligation to pay any Bonus, discretionary bonus, equity compensation or other form of compensation or consideration to the Executive in respect of periods after the Disability Date, unless applicable law or this Agreement requires the Employer to do so. Any Base Salary payable pursuant to this section shall be reduced by the amount of any benefits payable to the Executive under any group or individual disability insurance plan or policy, where the premiums for such plan or policy are paid primarily by the Employer.
14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid overnight courier or mailed first class, postage prepaid, by registered or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
If to the Employer, to its corporate headquarters to the attention of its General Counsel.
If to the Executive, to his home address on file with the Employer.
15. Miscellaneous
15.1. Neither this Agreement nor any right of the parties hereunder may be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Employer may, without the consent of the Executive, assign its rights and obligations under this Agreement (i) to any entity with which the Employer may merge or consolidate, or (ii) to any corporation or other person or business entity to which the Employer may sell or transfer all or substantially all of its assets.
15.2. The waiver of any term of or the breach of this Agreement by either Party shall not be effective unless in writing signed by the waiving Party.
15.3. Any claim or dispute arising out of or relating to this Agreement, any other agreement between the Executive and the Employer or any of its affiliates, the Executive’s employment with the Employer or the termination thereof (collectively, “Covered Claims”), except for requests for injunctive relief under Sections 9, 10 and/or 11, shall be resolved by binding arbitration, to be held in the State of Maryland in accordance with the Commercial Arbitration Rules (and not the National Rules for the

Resolution of Employment Disputes) of the American Arbitration Association then in effect and this Section 15.3. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The party who substantially prevails in any such arbitration shall be awarded its reasonable attorneys’ fees and costs.
15.4. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Maryland.
15.5 This Agreement and the Bylaws embody the entire Agreement of the parties hereto relating to the subject matter hereof and supersede all oral and all prior agreements relating to such subject matter.
15.6. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the Parties hereto.
15.7. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein. Notwithstanding the foregoing, if any provision of Sections 9–11 herein is found by any court of competent jurisdiction or arbitral tribunal to be unenforceable because it extends for too long a period of time, over too great a range of activities, over too broad a geographic area, or is otherwise excessive or unreasonable in scope, (i) such provision shall be interpreted, to the fullest extent allowed by law, to extend over the maximum period of time, range of activities, geographic area, and/or scope as to which it may be enforceable, and (ii) the Parties agree that such court or arbitral tribunal shall have the power to reduce and/or reform the scope of such provision to the minimum extent necessary to make it enforceable, and the provision in its reduced and/or reformed form shall be valid and enforceable to the fullest extent permitted by law.
15.8. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
16.  Section 409A of the Code. This Agreement is intended to comply with the requirements of Section 409A of the Code, and, specifically, with the separation pay exemption and short term deferral exemption of Section 409A, and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Employer during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, Executive’s date of death). In no event may the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
17.  Compliance with Law. Notwithstanding anything herein to the contrary, (a) neither the Employer nor any of its affiliates shall be obligated to make any payment or provide any benefit under this Agreement to the extent such payment or benefit is inconsistent with, or limited by, any applicable law, regulation, or directive of any governmental entity, including, among other things, Part 359 of the regulations of the Federal Deposit Insurance Corporation, and (b) any payments or benefits hereunder shall be conditioned on the Employer or its affiliates receiving any regulatory approval, consent, or non-objection to the extent required by any applicable law, regulation, or directive of any governmental entity in connection therewith.
[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, intending to be legally bound.

THE EXECUTIVE	THE EMPLOYER

By:
John K. Delaney
Name:
Date:	Title:
Date:

Exhibit A
RELEASE AND WAIVER OF CLAIMS
This Release and Waiver of Claims (“Release”) is entered into and delivered to [EMPLOYER] (the “Company”) as of this ____ day of _____________, 20__, by [EMPLOYEE] (the “Executive”). Executive agrees as follows:
1.    The employment relationship between the Executive and the Company and its subsidiaries and affiliates, as applicable, terminated on the ___ day of _________, 20__ (the “Termination Date”) pursuant to Section [_] of the Employment Agreement between the Company and Executive dated _______________ (the “Employment Agreement”).
2.    In consideration of the payments, rights and benefits provided for in Sections [___] of the Employment Agreement (collectively, the “Separation Terms”) and this Release, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive’s agents, representatives, attorneys, administrators, heirs, executors and assigns (collectively, the “Employee Releasing Parties”), knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, the Company Released Parties (as defined below), from all claims, charges, causes of action, obligations, expenses, damages of any kind (including attorney’s fees and costs actually incurred) or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, arising from or relating to the Executive’s employment or termination from employment with the Company or otherwise, including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (“ADEA”); the Americans with Disabilities Act of 1990; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Workers Adjustment and Retraining Notification (WARN) Act and any analogous state or local “mini-WARN” law; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; Title 20 of the State Government Article of the Maryland Annotated Code; the Maryland Fair Employment Practices Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Healthy Working Families Act; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise. For purposes hereof, “Company Released Parties” shall mean the Company and any of its past or present employees, agents, insurers, attorneys, administrators, officials, directors, managers, shareholders, each person who “beneficially owns” ten percent (10%) or more of the Company (as defined under federal securities laws), divisions, parents, members, subsidiaries, affiliates, predecessors, successors, employee benefit plans, and the sponsors, fiduciaries, or administrators of the Company’s employee benefit plans.

3.    The Executive acknowledges that the Executive has knowingly and voluntarily waived and released any rights that the Executive may have under the ADEA and other federal, state and local statutes contract and the common law and that this Release is knowing and voluntary. The Executive and the Company agree that this Release does not apply to any rights or claims that may arise after the date of execution by the Executive of this Release. The Executive acknowledges that the consideration given for this Release is in addition to anything of value to which the Executive is already entitled. The Executive further acknowledges that the Executive has been advised by this writing that: (i) the Executive should consult with an attorney at his own expense prior to executing this Release (although the Executive may choose voluntarily not to do so); (ii) the Executive has up to forty-five (45)2 days within which to consider this Release (“Review Period”), although the Executive may, at the Executive’s discretion, sign and return this Release at an earlier time, in which case the Executive waives all rights to the balance of the Review Period; (iii) for a period of seven (7) days following the execution of this Release in duplicate originals, the Executive may revoke this Release in writing delivered to the Board (as defined in the Employment Agreement); and (iv) this Release shall not become effective or enforceable until the revocation period has expired, which will be the eighth (8th) day after the date that Executive timely signs this Release without the Executive exercising his right of revocation on a timely basis. Changes to this Release, whether material or immaterial, will not restart the Review Period.
4.    This Release does not release the Company Released Parties from (i) any obligations due to the Executive under the Separation Terms, (ii) any rights the Executive has to indemnification by the Company and to directors and officers liability insurance coverage, (iii) any vested rights the Executive has under the Company’s employee pension benefit and group healthcare benefit plans as a result of the Executive’s actual service with the Company, (iv) any fully vested and nonforfeitable rights of the Executive as a shareholder or member of the Company or its affiliates, or (v) any rights which cannot be waived by an employee under applicable law.
5.    Nothing in this Release limits Executive’s right to: (1) voluntarily communicate with a retained attorney; (2) voluntarily communicate or file a charge with any law enforcement or government agency, including the Securities and Exchange Commission (“SEC”), the Equal Employment Opportunity Commission, Maryland Commission on Civil Rights, or any other state or local commission on human rights, or initiate, participate, provide information or testimony in any investigation or proceeding conducted by any such law enforcement or government agency, in each case, regarding possible violations of law and without advance notice to or authorization from the Company; (3) recover a whistleblower award pursuant to Section 21F of the Securities Exchange Act of 1934 or similar local equivalent, to the extent such right cannot by law be waived; (4) disclose any information (including, without limitation, Confidential Information as defined in the Employment Agreement) to a court or government or administrative agency in response to any subpoena, court order or written request, provided that (to the extent permitted by law) Executive first promptly notifies the Company and cooperates with the Company to challenge the subpoena, court order or written request or obtain a protective
2 Note to Draft: As noted above, for a single-employee termination affecting an employee age 40 or older, this review period can be reduced to twenty-one (21) days under the ADEA.
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order limiting its disclosure or other appropriate remedy; (5) file or disclose any facts necessary to receive unemployment insurance, Medicaid or other public benefits to which Executive is entitled; or (6) discuss the underlying facts or circumstances relating to claims of discrimination, in violation of laws prohibiting discrimination, against the Company.
To the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing in this Release prohibits, prevents, or otherwise limits the Executive’s ability or right to seek or receive any monetary award or bounty from any such governmental entity in connection with protected “whistleblower” activity as provided under Section 21F of the Securities Exchange Act of 1934. The Executive is also not required to notify or obtain permission from the Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.
6.    This Release is not an admission by the Company Released Parties or the Employee Releasing Parties of any wrongdoing, liability or violation of law.
7.    The Executive represents and warrants that the Executive has not filed any action, complaint, charge, grievance, arbitration or similar proceeding against the Company Released Parties.
8.    The Executive waives any right to reinstatement or future employment with the Company following the Executive’s separation from the Company on the Termination Date.
9.    The Executive shall continue to be bound by the restrictive covenants contained in the Employment Agreement.
10.    This Release shall be governed by and construed in accordance with the laws of the [State of Maryland], without reference to the principles of conflict of laws.
11.    This Release represents the complete agreement between the Executive and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the Executive and the Company or their respective successors and legal representatives.
12.    Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.
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13.    The Executive acknowledges that the Executive has carefully read and understands this Release, that the Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into knowingly and voluntarily. The Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Company Released Parties to influence the Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.
The Executive has executed this Release as of the day and year first written above.

EXECUTIVE

[EMPLOYEE]
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